EXHIBIT 99.1

           Potlatch Reports Fourth Quarter, Year-End Results

   SPOKANE, Wash.--(BUSINESS WIRE)--Feb. 7, 2005--Potlatch
Corporation (NYSE:PCH) today reported improved fourth quarter results for all of its operating segments, compared to 2003's fourth quarter, but reported a loss for the fourth quarter of 2004 due primarily to $25.2 million in one-time, net pre-tax costs associated with the early repayment of approximately $282 million of debt.
   For the fourth quarter of 2004, the company reported a loss from continuing operations of $9.7 million, or $.33 per diluted common share, including debt repayment costs. Earnings from continuing operations for the fourth quarter of 2003 were $2.5 million, or $.09 per diluted common share. Including discontinued operations, the company lost $10.0 million or $.34 per diluted common share for the fourth quarter of 2004, compared to net earnings of $31.5 million, or $1.10 per diluted common share for the fourth quarter of 2003. Discontinued operations in 2004 consisted of our oriented strand board
(OSB) operations, while 2003 included both the OSB operations and our printing papers mill in Brainerd, Minnesota. Net sales from continuing operations for the fourth quarter of 2004 were $321.6 million, compared to $297.0 million recorded in the fourth quarter of 2003.
   Earnings from continuing operations for the year ended December
31, 2004, totaled $15.3 million or $.52 per diluted common share, compared to a loss from continuing operations for 2003 of $3.8 million, or $.13 per diluted common share. Including discontinued operations, net earnings for 2004 totaled $271.2 million, or $9.19 per diluted common share, compared to net earnings of $50.7 million, or $1.77 per diluted common share in 2003. Net sales from continuing operations for 2004 were $1.4 billion, compared with $1.2 billion for 2003.
   The Resource segment reported operating income of $20.9 million for the fourth quarter of 2004, compared to $17.3 million earned in the fourth quarter of 2003. An increase in log sales and higher log sales prices in Idaho contributed significantly to the favorable comparison to the prior year quarter. The segment's lower land sales revenue partially offset the improved Idaho results. Income from land sales for the segment totaled $5.3 million in the fourth quarter of 2004, versus $9.1 million in the fourth quarter of 2003.
   Operating income for the Wood Products segment improved to $6.4 million for the fourth quarter of 2004, versus $4.8 million earned for the fourth quarter of 2003. "Lumber markets remained relatively firm despite a normal seasonal decline in wood products markets during the fourth quarter of 2004, resulting in a favorable comparison to the fourth quarter of 2003," stated L. Pendleton Siegel, Potlatch chairman and chief executive officer. "Selling prices for lumber and particleboard were higher compared to the fourth quarter of 2003, with plywood slightly below 2003 levels," Siegel added. Lumber Shipments were negatively affected by downtime at the segment's Prescott, Arkansas, sawmill due to log shortages caused by exceptionally wet conditions. Particleboard shipments from the Post Falls, Idaho, mill declined 27 percent as a result of downtime to align inventories with market conditions, although the decline was partially offset by higher particleboard sales prices.
   The Pulp and Paperboard segment reported operating income for 2004's fourth quarter of $0.7 million, versus a loss of $1.3 million for the fourth quarter of 2003. "Increased shipments and higher sales prices for both paperboard and pulp were responsible for the favorable comparison to the fourth quarter of 2003," Siegel noted. "Paperboard market conditions for this time of the year are as encouraging as we have seen them for some time," Siegel added. During the quarter, the segment's Lewiston, Idaho, facility continued to make production rate gains compared to the same period a year ago, and the resulting decrease in unit costs contributed to the positive results. However, the segment's costs and production were negatively affected by fourth quarter 2004 maintenance downtime at the Lewiston and Cypress Bend, Arkansas, pulp and paperboard mills, as well as extended downtime on one of Lewiston's two paperboard machines to install new equipment.
   The Consumer Products segment incurred an operating loss of $0.1 million, compared to a loss of $0.7 million recorded in the fourth quarter of 2003. "Markets for consumer tissue products continue to be competitive, although net selling prices improved over the fourth quarter of 2003, partially due to the addition of our new ultra towel product to the segment's product mix," Siegel remarked. Increased production costs and a decrease in shipments compared to the fourth quarter of 2003 partially offset the benefits from the increased sales prices.
   Energy costs for the entire company were approximately $5 million higher for the fourth quarter of 2004 compared to the fourth quarter of 2003, with more than half the increase attributable to usage at the new Las Vegas tissue mill.
   "Proceeds from the sale of our OSB operations in the third quarter of 2004 allowed us to reduce outstanding debt -- most of it paying a high interest rate -- during the fourth quarter, thus strengthening our balance sheet. We have successfully brought our long-term debt to stockholders' equity ratio below our historically preferred range, which has been a priority. We also returned a portion of the OSB sale proceeds to our shareholders in the form of a $2.50 per share special cash dividend and the repurchase of approximately 1.5 million outstanding shares of the company's stock through an accelerated repurchase program," Siegel added.
   Potlatch is a diversified forest products company with timberlands in Arkansas, Idaho and Minnesota.

   This news release contains, in addition to historical information, certain forward-looking statements. These forward-looking statements are based on management's best estimates and assumptions regarding future events, and are therefore subject to known and unknown risks and uncertainties and are not guarantees of future performance. The company's actual results could differ materially from those expressed or implied by forward-looking statements. The company disclaims any intent or obligation to update these forward-looking statements.


          Potlatch Corporation and Consolidated Subsidiaries
           Statements of Operations and Comprehensive Income
           (Dollars in thousands - except per-share amounts)

                    Quarter Ended               Twelve Months Ended
                     December 31                    December 31
                  2004          2003           2004            2003

----------------------------------------------------------------------
Net sales       $321,598      $297,010      $1,351,472      $1,192,437
----------------------------------------------------------------------
Costs and
 expenses:
 Depreciation,
  amortization
  and cost of
   fee timber
   harvested      21,523        23,066          88,319          88,987
 Materials,
  labor and
  other operating
   expenses      261,922       243,215       1,083,660       1,006,786
 Selling,
  general and
  administrative
   expenses       21,917        21,213          85,571          75,800
 Restructuring
  charges              -          (703)          1,193           (476)
----------------------------------------------------------------------
                 305,362       286,791       1,258,743       1,171,097

----------------------------------------------------------------------
Earnings from
 operations       16,236        10,219          92,729          21,340

Interest expense  (9,041)      (11,048)        (45,863)       (48,172)
Debt retirement
 costs           (25,186)         (248)        (25,186)          (248)
Interest income    1,920           935           3,617          14,090
----------------------------------------------------------------------
Earnings (loss)
 before taxes    (16,071)         (142)         25,297        (12,990)
Provision (benefit)
 for taxes        (6,373)       (2,680)          9,967         (9,148)

----------------------------------------------------------------------
Earnings (loss)
 from continuing
 operations       (9,698)        2,538          15,330         (3,842)

Discontinued
 operations:
 Earnings (loss) from discontinued
  operations
  (including gain (loss) on
   disposal
  of $43, $(2,700),
   $269,587 and
   $(2,745))      (1,463)       47,456         422,017          89,456
 Income tax
  provision
  (benefit)       (1,177)       18,507         166,098          34,887
----------------------------------------------------------------------
                    (286)       28,949         255,919          54,569
----------------------------------------------------------------------
Net earnings
 (loss)           (9,984)       31,487         271,249          50,727
----------------------------------------------------------------------
Other
 comprehensive
 gain (loss),
 net of tax:
 Cash flow
  hedges:
  Net derivative
   gains (losses), net
   of income tax
    provision (benefit) of
    $-, $264,
     $(44) and
     $44               -           495             (68)             68
 Minimum pension
  liability
  adjustment,
  net of income
   tax provision
   (benefit)
  of $20,554,
   $(239),
   $20,554 and
   $(239)         32,178          (374)         32,178           (374)
----------------------------------------------------------------------
Comprehensive
 income          $22,194       $31,608        $303,359         $50,421
======================================================================
Earnings (loss)
 per common
share from
 continuing
 operations:
 Basic             $(.33)         $.09            $.52          $(.13)
 Diluted            (.33)          .09             .52           (.13)
Earnings (loss)
 per common
 share from
 discontinued
 operations:
 Basic              (.01)         1.01            8.71           1.90
 Diluted            (.01)         1.01            8.67           1.90
Net earnings (loss) per common
 share:
 Basic              (.34)         1.10            9.23           1.77
 Diluted            (.34)         1.10            9.19           1.77
Average shares
 outstanding
(in thousands):
 Basic            29,206        28,795          29,397          28,706
 Diluted          29,396        28,868          29,515          28,718
----------------------------------------------------------------------

Certain 2003 amounts have been reclassified to conform to the 2004 presentation as a result of the divestiture of the OSB operations.

          Potlatch Corporation and Consolidated Subsidiaries
                       Condensed Balance Sheets
           (Dollars in thousands - except per-share amounts)


                                    December 31,          December 31,
                                       2004                  2003
----------------------------------------------------------------------
Assets
Current assets:
  Cash and short-term investments    $120,621              $47,281
  Receivables, net                    103,474               91,050
  Inventories                         167,015              140,351
  Prepaid expenses                     16,260               18,315
  Assets held for sale                      -              176,596
----------------------------------------------------------------------
    Total current assets              407,370              473,593
Land other than timberlands             8,351                7,850
Plant and equipment, at cost less
  accumulated depreciation            567,471              600,964
Timber, timberlands and related
  logging facilities                  401,078              396,482
Other assets                          210,402              118,488
----------------------------------------------------------------------
                                   $1,594,672           $1,597,377
======================================================================
Liabilities and Stockholders' Equity
Current liabilities:
  Current installments on
   long-term debt                      $1,107                 $507
  Accounts payable and accrued
   liabilities                        151,198              158,185
  Liabilities related to assets
   held for sale                            -               11,125
----------------------------------------------------------------------
    Total current liabilities         152,305              169,817
Long-term debt                        335,415              618,278
Other long-term obligations           234,311              266,514
Deferred taxes                        201,252               71,917
Stockholders' equity                  671,389              470,851
----------------------------------------------------------------------
                                   $1,594,672           $1,597,377
======================================================================
Stockholders' equity per common share  $23.22               $16.33
Working capital                      $255,065             $303,776
Current ratio                           2.7:1                2.8:1
----------------------------------------------------------------------

Certain 2003 amounts have been reclassified to conform to the 2004 presentation as a result of the divestiture of the OSB operations.

                              Highlights
           (Dollars in thousands - except per-share amounts)

                          Quarter Ended         Twelve Months Ended
                           December 31             December 31
                         2004        2003        2004         2003
----------------------------------------------------------------------
Net sales              $321,598    $297,010   $1,351,472   $1,192,437
Earnings (loss) from
  continuing operations  (9,698)      2,538       15,330       (3,842)
Net earnings (loss)      (9,984)     31,487      271,249       50,727
Earnings (loss) per common
  share from continuing operations:
    Basic                 $(.33)       $.09         $.52        $(.13)
    Diluted                (.33)        .09          .52         (.13)
Earnings (loss) per common share
  from discontinued operations:
    Basic                  (.01)       1.01         8.71         1.90
    Diluted                (.01)       1.01         8.67         1.90
Net earnings (loss) per
 common share:
    Basic                  (.34)       1.10         9.23         1.77
    Diluted                (.34)       1.10         9.19         1.77
Dividends per common
 share (1)
  (annual rate)            3.10         .60         3.10          .60
======================================================================
(1) Cash dividends for 2004 included a special dividend of $2.50 per common share.

                          Segment Information
                        (Dollars in thousands)

                           Quarter Ended        Twelve Months Ended
                            December 31             December 31
                          2004       2003         2004        2003

----------------------------------------------------------------------
Net sales
  Resource              $74,679    $72,198     $274,292     $252,614
  Wood products          98,679     89,962      451,004      368,887
  Pulp and paperboard   128,176    115,953      529,313      482,044
  Consumer products      80,585     76,444      320,052      300,896
----------------------------------------------------------------------
                        382,119    354,557    1,574,661    1,404,441

Intersegment sales      (60,521)   (57,547)    (223,189)    (212,004)
----------------------------------------------------------------------
Total net sales        $321,598   $297,010   $1,351,472   $1,192,437
======================================================================
Operating income (loss)
  Resource              $20,886    $17,278      $69,901      $65,511
  Wood products           6,355      4,802       68,330        4,078
  Pulp and paperboard       689     (1,304)      11,012      (15,104)
  Consumer products        (123)      (670)     (10,155)       1,266
  Eliminations             (313)     1,059         (508)        (181)
----------------------------------------------------------------------
                         27,494     21,165      138,580       55,570

Corporate               (43,565)   (21,307)    (113,283)     (68,560)
----------------------------------------------------------------------
Earnings (loss) from continuing
  operations before
   taxes               $(16,071)     $(142)     $25,297     $(12,990)


    CONTACT: Potlatch Corporation
             (Media)
             Michael D. Sullivan, 509-835-1516
             509-951-3405 (cell)
             or
             (Investors)
             Douglas D. Spedden, 509-835-1549
             or
             www.potlatchcorp.com